Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 27, 2019
Preliminary Prospectus Supplement dated November 1, 2021
Registration Statement File No. 333-234027

RAYTHEON TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED NOVEMBER 1, 2021

$ 1,000,000,000 2.375% NOTES DUE 2032
$ 1,100,000,000 3.030% NOTES DUE 2052

Issuer:	Raytheon Technologies Corporation

Title:	2.375% Notes due 2032 (the “2032 Notes”) 3.030% Notes due 2052 (the “2052 Notes”)

Principal Amount:	$ 1,000,000,000 (2032 Notes) $ 1,100,000,000 (2052 Notes)

Maturity Date:	March 15, 2032 (2032 Notes) March 15, 2052 (2052 Notes)

Coupon:	2.375% (2032 Notes) 3.030% (2052 Notes)

Price to Public:	99.983% of face amount (2032 Notes) 99.963% of face amount (2052 Notes)

Underwriting Discount:	0.450% (2032 Notes) 0.875% (2052 Notes)

Yield to Maturity:	2.377% (2032 Notes) 3.032% (2052 Notes)

Spread to Benchmark Treasury:	+80.0 basis points (2032 Notes) +105.0 basis points (2052 Notes)

Benchmark Treasury:	1.250% due August 15, 2031 (2032 Notes) 2.375% due May 15, 2051 (2052 Notes)

Benchmark Treasury Price and Yield:	97-01+; 1.577% (2032 Notes) 108-24; 1.982% (2052 Notes)

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing March 15, 2022. Interest will accrue from November 16, 2021.

Day Count Convention:	30/360

Make-Whole Call:	+15.0 basis points (prior to December 15, 2031) (2032 Notes) +20.0 basis points (prior to September 15, 2051) (2052 Notes)

Par Call:	On or after December 15, 2031 (2032 Notes) On or after September 15, 2051 (2052 Notes)

Proceeds, Before Expenses:	$ 995,330,000 (2032 Notes) $ 1,089,968,000 (2052 Notes)

Trade Date:	November 1, 2021

Settlement Date:	November 16, 2021 (T+10)

CUSIP:	75513E CN9 (2032 Notes)
75513E CP4 (2052 Notes)
ISIN:	US75513ECN94 (2032 Notes)
US75513ECP43 (2052 Notes)
Denominations:	$2,000 x $1,000

Ratings*:	Baa1/A- (stable/negative)

Joint Book-Running Managers:	BNP Paribas Securities Corp.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Senior Co-Managers:	Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
UniCredit Capital Markets, LLC
Wells Fargo Securities, LLC
Co-Managers:	Academy Securities Inc.
Blaylock Van, LLC
CastleOak Securities, L.P.
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-234027). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-800-732-2889 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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